Exhibit 4.14

COMMERCIAL AND INDUSTRIAL LEASE AGREEMENT

THIS LEASE is made as of                     , 2004, between Livers, LLC a Missouri Limited Liability Company _ (“Landlord”), with an address of 4621 E. 75th Terrace, Kansas City, Missouri, and Primus Corporation, a Missouri Corporation (“Tenant”), with an address of 4231 E. 75th Terrace, Kansas City, Missouri, who hereby agrees as follows:

1. PREMISES. Subject to the covenants and conditions of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the premises (the “Premises”) commonly known and numbered as 4231 E. 75th Terrace, in the City of Kansas City, County of Jackson, State of Missouri, and further described as: the 36,500 sq.ft. single-story office/warehouse building commonly known and numbered as 4231 E. 75th Terrace, Kansas City, Missouri 64132, together with the right of ingress and egress.

2. USE OF PREMISES. The Premises will be used only for: production and distribution of clinical diagnostic systems and reagents and related office uses (collectively, the “Permitted Use”).

3. TERM. The term of this Lease (the “Term”) is for five (5) years and no months, commencing on the 1st day of July, 2004, and ending on the 30th day of June, 2009.

4. RENT PAYMENTS. Tenant shall pay to Landlord an aggregate sum of Four Hundred Eighty-Nine Thousand Three Hundred Twenty-Seven AND 93/100s DOLLARS ($489,327.93) as rent in monthly installments, each due and payable in advance without notice or demand at Landlord’s above stated address, or at any other place Landlord designates in writing. The first monthly rent installment of $8,364.58 will be paid at lease execution and all subsequent monthly rent installments will be due on the day of each succeeding month during the Term. The amount of each monthly rent installment will be as follows: July 1, 2004 - September 30, 2004 $4,182,29 per month October 1, 2004 - June 30, 2009 $8,364.58 per month

5. SECURITY DEPOSIT. Concurrently with its execution of this Lease, Tenant shall deliver to Landlord $8,364.58 as security for the performance by Tenant of every covenant and condition of this Lease (the “Security Deposit”). Said Security Deposit may be co-mingled with other funds of Landlord and shall bear no interest. If Tenant shall default with respect to any covenant or condition of this Lease, including, but not limited to the payment of rent, Landlord may apply the whole or any part of such Security Deposit to the payment of any sum in default or any sum which Landlord may be required to spend by reason of Tenant’s default. If any portion of the Security Deposit is so applied, Tenant, upon demand by Landlord, will deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Should Tenant comply with all of the covenants and conditions of this Lease, the Security Deposit or any balance thereof shall be returned to Tenant promptly after expiration of the term thereof.

6. POSSESSION AT BEGINNING OF TERM. Landlord shall use due diligence to give possession as nearly as possible at the beginning of the Term. Rent shall abate pro rata for the period of any delay in giving Tenant possession, but the Term will not be extended as a result of such delay. Tenant will make no other claim against Landlord for delay in obtaining possession.

7. PROPERTY INSURANCE. Tenant shall comply with all insurance regulations so the lowest property damage insurance and liability insurance rates may be obtained; and nothing shall be done or kept in or on the Premises by Tenant which will cause an increase in the premium for any such insurance on the Premises or on any building of which the Premises are a part or on any contents located therein, over the rate usually obtained for the proper use of the Premises permitted by this Lease or which will cause cancellation or make void any such insurance.

If, during the Term, the premiums for any property damage insurance maintained by Landlord with respect to the Premises are increased, or if the amount of property damage coverage that must be maintained with respect to the Premises is increased, then Tenant will pay to Landlord, as additional rent, the amount of all such increases in excess of the premium covering the Premises for the policy year 2003 within thirty(30) days after receipt of Landlord’s billing statement and demand for payment of the same. The amount payable by Tenant under this section will be pro rated on a per diem basis for the partial years, if any, in which this Lease commences and terminates.

Tenant shall maintain, at all times during the Term, adequate insurance on its personal property used, stored or kept in the Premises.

8. INDEMNITY AND LIABILITY INSURANCE. Tenant shall at all times indemnify, defend and hold Landlord harmless from all loss, liability, costs, damages and expenses that may occur or be claimed with respect to any person or persons, or property on or about the Premises or to the Premises resulting from

Tenant’s initials	Landlord’s initials

any act done or omission by or through Tenant, its agents, employees, invitees or any person on the Premises by reason of Tenant’s use or occupancy or resulting from Tenant’s non use or possession of said property and any and all loss, cost, liability or expense resulting therefrom. Tenant shall maintain, at all times during the Term, comprehensive general liability insurance in a responsible insurance company, licensed to do business in the state in which the Premises are located and satisfactory to Landlord, properly protecting and indemnifying Landlord with single limit coverage of not less than $1,000,000 for injury to or death of persons and for property damage. During the Term, Tenant shall furnish Landlord with a certificate or certificates of insurance covering such insurance so maintained by Tenant and naming Landlord and Landlord’s mortgagees, if any, as additional insureds.

9. ASSIGNMENT AND SUBLETTING. Tenant shall not assign, transfer or encumber this Lease and shall not sublease the Premises or any part thereof or allow any other person to be in possession thereof without the prior written consent of Landlord, in each and every instance, which consent or consents shall not be unreasonably withheld. For the purpose of this provision, any transfer of a majority or controlling interest in Tenant (whether in one or more related or unrelated transactions), whether by transfer of stock, consolidation, merger, transfer of a partnership interest or transfer of any or all of Tenant’s assets or otherwise, or by operation of law, shall be deemed on assignment of this lease. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the terms and provisions of this Lease.

10. SIGNS AND ADVERTISEMENTS. Tenant shall not place upon nor permit to be placed upon any part of the Premises, any signs, billboards or advertisements whatever, without the prior written consent of Landlord.

11. CONDITION OF PREMISES AT BEGINNING AND END OF TERM. Tenant acknowledges Tenant has inspected the Premises and, except as may be provided otherwise in the Lease and without abrogating Landlord’s obligations under Paragraph 15 hereof. Tenant accepts the Premises in their present condition.

At the end of the Term, except for damage caused by fire or other perils, Tenant, at Tenant’s expense, will (a) surrender the Premises in as good a condition as the Permitted Use will have reasonably permitted, subject to Tenant’s obligations stated in Paragraphs 12 and 14 herein; (b) have removed all of Tenant’s property from the Premises; (c) have promptly repaired any damage to the Premises caused by the removal of Tenant’s Property; and (d) leave the Premises free of trash and debris and the building in “broom clean” condition.

12. MAINTENANCE AND REPAIR BY TENANT. Except for the obligations imposed upon Landlord in Paragraph 15 hereof, and except for damage resulting from an Insurable Loss, during the Term and at Tenant’s sole cost and expense, Tenant will maintain and keep in good order, repair and condition and, when necessary, will replace all parts of the Premises (except those for which Landlord is expressly responsible under the terms of this Lease), including, but not limited to, dock bumpers and other dock equipment and apparatus, utility service lines from the point where they enter the building(s) of which the Premises are a part, interior walls, inside surfaces of exterior walls, fixtures, floor coverings, lighting fixtures, heating, ventilating, air-conditioning, plumbing, sprinkler system, glass, windows, doors, elevator, electrical and other mechanical equipment, appliances and systems, improvements made by and at the expense of Tenant and Tenant’s property, including, but not limited to, Tenant’s signs and advertisements. Tenant will police and keep the driveways, approaches, sidewalks, parking areas and adjacent alleys that are a part of the Premises clean, orderly, sightly, unobstructed and free from ice and snow and will keep railroad spur tracks that are a part of the Premises unobstructed. Tenant will regularly water, mow, trim, fertilize and otherwise maintain the lawn, shrubs, plants, trees and other landscaping of the Premises and will prevent water pipes in the Premises from freezing.

13. LANDLORD’S RIGHT OF ENTRY. Landlord or Landlord’s agent may enter the Premises at reasonable hours to examine the same, to show the same to prospective lenders and purchasers, and to do anything Landlord may be required to do hereunder or which Landlord may deem necessary for the good of the Premises or any building of which they are a part; and, during the last 120 days of this Lease, Landlord may display a “For Lease” sign on and show the Premises.

14. PARKING LOT MAINTENANCE. Tenant shall be responsible for maintenance, cleaning, repainting, and repairs of the parking areas, driveways, sidewalks and approaches caused by placement or movement of trash containers, truck trailer dollies, trucks, etc. Tenant understands and agrees that no personal property shall be stored in the parking area or anyplace outside of the building without the prior written consent of Landlord.

15. MAINTENANCE AND REPAIR BY LANDLORD. Landlord, during the Term and at Landlord’s sole cost and expense, will maintain and keep in good repair the roof, exterior walls (exclusive of inside surfaces and glass, windows and doors), gutters, down spouts, foundations and all other structural components of the building(s) of which the Premises are a part, all underground plumbing and sewer lines, and water, gas and electric service lines to the point where such service lines enter the building(s) of which the Premises are a part. Landlord will be under no obligation, and will not be liable for any failure, to make any repairs until and unless Tenant notifies Landlord in writing they are necessary, in which event Landlord will have a reasonable time after notice to make such repairs.

Tenant’s initials	Landlord’s initials

16. DAMAGE BY CASUALTY. In case, during the Term or previous thereto, the Premises hereby let, or the building of which said Premises are a part, shall be destroyed or shall be so damaged by fire or other casualty as to become untenantable, then in such event, at the option of Landlord, the Term shall cease and this Lease shall become null and void from the date of such damage or destruction and Tenant shall immediately surrender said Premises and all interest therein to Landlord, and Tenant shall pay rent within said Term only to the time of such surrender; provided, however, that Landlord shall exercise such option to so terminate this Lease by notice in writing delivered to Tenant within thirty days after such damage or destruction. In case Landlord shall not so elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord shall repair the Premises with all reasonable promptitude, placing the same in as good a condition as they were at the time of the damage or destruction, and for that purpose may enter said Premises and rent shall abate in proportion to the extent and duration of untenantability. In either event, Tenant shall remove all rubbish, debris, merchandise, furniture, equipment and other of its personal property, within five days after the request of Landlord. If the Premises shall be but slightly injured by fire or other casualty, so as not to render the same untenantable and unfit for occupancy, then Landlord shall repair the same with all reasonable promptitude, and in that case the rent shall not abate. Except as provided herein, no compensation or claim shall be made by or allowed to Tenant by reason of any inconvenience or annoyance arising from the necessity of repairing any portion of the building or the Premises, however the necessity may occur.

17. PERSONAL PROPERTY. Landlord shall not be liable for any loss or damage to any merchandise inventory, goods, fixtures, improvements or personal property of Tenant in or about the Premises, regardless of the cause of such loss or damage.

18. ALTERATIONS. Tenant shall not make any alterations or additions in or to the Premises without the prior written consent of Landlord. Tenant may install air-conditioning, back up power supplies, exterior landscaping and plumbing improvements at its own expense with Landlord’s consent, which will not be unreasonably withheld.

19. UTILITIES AND SERVICES. Tenant shall furnish and pay for all electricity, gas, water, fuel, trash removal and any services or utilities used in or assessed against the Premises, unless otherwise herein expressly provided.

20. LEGAL REQUIREMENTS. Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Premises or the use thereof, including without limitation ADA, OSHA and like requirements, and indemnify, defend and hold Landlord harmless from expense or damage resulting from failure to do so.

21. MULTIPLE TENANCY BUILDING. If the Premises are a part of a multiple tenancy building, the responsibility of Tenant for reimbursements as called for in Paragraphs 7 and 23 of this Lease shall be a percentage of the total increase equal to the percentage of rentable floor space in said building occupied by Tenant. It is agreed Tenant occupies 100% (“Proportionate Share”) of the floor space in the building for which the Premises are a part.

Landlord may, with written notice to Tenant, elect to perform and provide certain maintenance and services pertaining to the entire building or area of which the Premises are a part including, but not limited to, landscaping, trash removal, lawn maintenance, common area lighting, water, paving maintenance, maintenance to rail trackage and snow removal, and in such event Tenant shall reimburse Landlord for its Proportionate Share of said maintenance services within fifteen (15) days from the date of Landlord’s notice of the amount so due hereunder.

Tenant agrees to conduct its business in a manner that will not be objectionable to other tenants in the building of which the Premises are a part, including noise, vibration, odor, trash or fumes. In the event Landlord receives complaints from other tenants in the building and determines, in its sole reasonable judgment, that Tenant is conducting its operations in a manner so as to be objectionable to other tenants, Tenant agrees, upon notice from Landlord thereof, to promptly modify the conduct of its operations to eliminate such objectionable operations.

22. FIXTURES. Except for Tenant’s property and business fixtures, all buildings, repairs, alterations, additions, improvements, installations and other non-business fixtures installed or erected on the Premises, whether by or at the expense of Landlord or Tenant, will belong to Landlord and will remain on and be surrendered with the Premises at the expiration or termination of this Lease. However, at Landlord’s option, Tenant shall remove Tenant’s alterations or improvements prior to the expiration of this Lease and return the Premises to their original condition.

23. INCREASE IN REAL ESTATE TAXES AND SPECIAL ASSESSMENTS. In the event the real estate taxes and installments of special assessments, payable with respect to the Premises during any lease year shall be greater than the amount of such taxes and installments due and payable during the base year of 2003, in the amount of $11,627.00 or the first fully assessed year, whether by reason of an increase in tax rate or an increase in the assessed valuation or otherwise, Tenant shall pay to Landlord the full amount of such increase as additional rent within thirty (30) days after notice that the same is due. Should Tenant occupy less than the whole of the property against which such taxes are assessed, Tenant’s obligation hereunder shall be limited to its Proportionate Share of such increased taxes and special assessments.

Tenant’s initials	Landlord’s initials

24. EMINENT DOMAIN. If the Premises or any substantial part thereof shall be taken under the power of eminent domain or be acquired for any public or quasi-public use or purpose, the Term shall cease and terminate upon the date when the possession of said Premises or the part thereof so taken shall be required for such use or purpose and without apportionment of the award, and Tenant shall have no claim against Landlord for the value of any unexpired Term. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Premises or the building of which the Premises are a part or the land under it, or if the grade of any street or alley adjacent to the Premises is changed by any legal authority and such change of grade makes it necessary or desirable to remodel the Premises to conform to the changed grade, Landlord shall have the right to cancel this Lease after having given written notice of cancellation to Tenant not less than ninety (90) days prior to the date of cancellation designated in the notice. In either of said events, rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by the taking or the change of grade. Nothing in this paragraph shall preclude an award being made to Tenant for loss of business or depreciation to and cost of removal of equipment or fixtures.

25. WAIVER OF SUBROGATION. As part of the consideration for this Lease, each of the parties hereby releases the other party hereto from all liability for damage due to any act or neglect of the other party (except as hereinafter provided) occasioned to property owned by said parties which is or might be incident to or the result of a fire or any other casualty against loss for which either of the parties is now carrying or hereafter may carry insurance; provided, however, that the releases herein contained shall not apply to any loss or damage occasioned by intentional acts of either of the parties hereto, and the parties hereto further covenant that any insurance they obtain on their respective properties shall contain an appropriate provision whereby the insurance company, or companies, consent to the mutual release or liability contained in this paragraph.

26. DEFAULT AND REMEDIES. In the event: (a) Tenant fails to comply with any term, provision, condition or covenant of this Lease; (b) Tenant deserts or vacates the Premises; (c) any petition is filed by or against Tenant under any section or chapter of the Federal Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof; (d) Tenant becomes insolvent or makes a transfer in fraud of creditors; (e) Tenant makes an assignment for benefit of creditors; or (f) a receiver is appointed for Tenant or any of the assets of Tenant, then in any of such events, Tenant shall be in default and Landlord shall have the option to do any one or more of the following: upon ten (10) days prior written notice, excepting the payment of rent or additional rent for which no demand or notice shall be necessary, in addition to and not in limitation of any other remedy permitted by law, to enter upon the Premises either with or without process of law, and to expel, remove and put out Tenant or any other persons who might be thereon, together with all personal property found therein; and, Landlord may terminate this Lease or it may from time to time, without terminating this Lease, rent said Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to repair, renovate, remodel, redecorate, alter and change said Premises. At the option of Landlord, rents received by Landlord from such reletting shall be applied first to the payment of any indebtedness from Tenant to Landlord other than rent and additional rent due hereunder; second, to payment of any costs and expenses of such reletting, including, but not limited to, attorney’s fees, advertising fees and brokerage fees, and to the payment of any repairs, renovation, remodeling, redecorations, alterations, and changes in the Premises; third, to the payment of rent and additional rent due and payable hereunder and interest thereon; and, if after applying said rentals there is any deficiency in the rent and additional rent and interest to be paid by Tenant under this Lease, Tenant shall pay any such deficiency to Landlord and such deficiency shall be calculated and collected by Landlord monthly. No such re-entry or taking possession of said Premises shall be constructed as an election of Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach and default. Should Landlord at any time terminate this Lease by reason of any default, in addition to any other remedy it may have, it may recover from Tenant the worth at the time of such termination of the excess of the amount of rent and additional rent reserved in this Lease for the balance of the Term over the then reasonable rental value of the Premises for the same period. Landlord shall have the right and remedy to seek redress in the courts at any time to correct or remedy any default of Tenant by injunction or otherwise, without such resulting or being deemed a termination of this Lease, and Landlord, whether this Lease has been or is terminated or not, shall have the absolute right by court action or otherwise to collect any and all amounts of unpaid rent or unpaid additional rent or any other sums due from Tenant to Landlord under this Lease which were or are unpaid at the date of termination. In case it should be necessary for Landlord to bring any action under this Lease, to consult or place said lease or any amount payable by Tenant hereunder with an attorney concerning or for the enforcement of any of Landlord’s rights hereunder, then Tenant agrees in each and any such case to pay to Landlord, Landlord’s reasonable attorney’s fees.

27. WAIVER. The rights and remedies of Landlord under this Lease, as well as those provided or accorded by law, shall be cumulative, and none shall be exclusive of any other rights or remedies hereunder or allowed by law. A waiver by Landlord of any breach or breaches, default or defaults of Tenant hereunder shall not be deemed on construed to be a continuing waiver of such breach or default nor as a waiver of or permission, expressed or implied, for any subsequent breach or default, and it is agreed that the acceptance by Landlord of any installment of rent subsequently to the date the same should have been paid hereunder, shall in no manner alter or affect the covenant and obligation of Tenant to pay subsequent installments of rent promptly upon the due date thereof. No receipt of money by Landlord after the termination of this Lease shall in any way reinstate, continue or extend the term above demised.

Tenant’s initials	Landlord’s initials

28. TOXIC OR HAZARDOUS MATERIALS. Tenant shall not store, use or dispose of any toxic or hazardous materials in, on or about the Premises without the prior written consent of Landlord. Tenant, at its sole cost, will comply with all laws relating to Tenant’s storage, use and disposal of hazardous or toxic materials. Tenant shall be solely responsible for and will defend, indemnify and hold Landlord, its agents and employees, harmless from and against all claims, costs and liabilities, including attorney’s fees and costs, arising out of or in connection with the removal, clean up and restoration work and materials necessary to return the Premises, and any other property of whatever nature located on the Premises, to their condition existing prior to the appearance of toxic or hazardous materials on the Premises. Tenant’s obligations under this paragraph will survive the termination of this Lease.

29. REAL ESTATE COMMISSION. Kessinger/Hunter & Co. the REALTOR identified in the “Agency Disclosure(s)” attached to and hereby incorporated into this Lease, is(are) the only real estate broker(s) involved in representing or procuring the parties to this Lease.

Upon complete execution of this Lease by both Landlord and Tenant, Landlord will pay the REALTOR a leasing commission of six percent (6%) pursuant to the agreement between Landlord and REALTOR.

Upon execution of any extensions or renewals of this Lease, or expansions of the Premises, a commission of two percent (2%) shall also be paid by Landlord to the above named REALTOR on all rentals to be received for any extensions or renewals of the Term and on all increases in the amount of rent due Landlord as a result of any enlargement of the Premises. If the Premises are purchased by Tenant during the Term, Landlord will pay such REALTOR a sales commission of four percent (4%).

Any party to this Lease through whom a claim to any broker’s, finder’s or other fee is made, contrary to the representations made above in this paragraph, shall indemnify, defend and hold harmless the other party to this Lease from any other loss, liability, damage, cost or expense including, without limitation, reasonable attorney’s fees, court costs and other legal expenses paid or incurred by the other party, that is in any way related to such a claim.

30. NOTICES. Any notice hereunder shall be sufficient if sent by certified mail, addressed to Tenant at the Premises, and to Landlord where rent is payable.

31. SUBORDINATION. In the event Landlord holds title to said Premises by virtue of a lease, then this sublease is and shall remain subject to all of the terms and conditions of such underlying lease, so far as shall be applicable to the Premises. This Lease shall also be subject and subordinate in law and equity to any existing or future mortgage or deeds of trust placed by Landlord upon the Premises or the property of which the Premises form a part.

32. SUCCESSORS. The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto, except that no assignment or subletting by Tenant without the written consent of Landlord shall vest any rights in the assignee or subtenant of Tenant.

33. QUIET POSSESSION. Landlord agrees, so long as Tenant fully complies with all of the terms, covenants and conditions herein contained on Tenant’s part to be kept and performed. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term aforesaid, it being expressly understood and agreed that the aforesaid covenant of quiet enjoyment shall be binding upon Landlord, its heirs, successors or assigns, but only during such party’s ownership of the Premises. Landlord and Tenant further covenant and represent that each has full right, title, power and authority to make, execute and deliver this Lease.

34. BANKRUPTCY. Neither this Lease nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the Term or any renewal thereof.

35. HOLDING OVER. If Tenant should remain in possession of the Premises after the expiration of this Lease term and without executing a new Lease, then, upon acceptance of rent by Landlord, such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease as existed during the last month of the term hereof, so far as applicable to a month to month tenancy, except that the monthly Base Rental amount shall be equal to one and one half the monthly Base Rental amount payable immediately prior to the expiration or termination of this Lease.

36. ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties, and no modification of this Lease shall be binding upon the parties unless evidenced by an agreement in writing signed by Landlord and Tenant after the date hereof. If there be more than one Tenant named herein, the provisions of this Lease shall be applicable to and binding upon such Tenants, jointly and severally.

37. ATTORNMENT. Tenant shall attorn to any successor to Landlord upon request and to execute any documents reasonably required or appropriate to effectuate such an attornment, or the subordination aforesaid, upon written notice thereof, and Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute all such documents in accordance therewith.

Tenant’s initials	Landlord’s initials

38. ESTOPPEL CERTIFICATES. Tenant shall at any time upon not less than ten (10) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord or to any tender of or purchaser from Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified stating the nature of such modification) and the date to which the rent and other charges are paid in advance, if any, and acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or of the business of Landlord.

39. ENVIRONMENTAL.

Immediately prior to the expiration of this Lease (or immediately after an earlier termination thereof), Tenant shall cause a Phase I Environmental report to be prepared, at Tenant’s cost, and shall deliver the same to Landlord. Tenant shall be responsible and liable to cure any condition stated in the report, which constitutes a violation of any Environmental Law, at Tenant’s sole cost and expense.

40. OPTION TO EXTEND TERM:

Tenant shall have one five-year option for a period beginning June 1, 2009 and ending May 38, 2014 to extend the term of the Lease on the same terms and conditions as set forth in this Lease except basic rental which shall be equal to the prevailing market rent for buildings of similar size, nature and location as 4231 E. 75th Terrace, KCMO. Written notice of intent to renew shall be given by Tenant to Landlord on or before November 30, 2008.

IN WITNESS WHEREOF, said parties hereunto subscribed their names. Executed in                      originals.

LANDLORD

By:	ILLEGIBLE	By:	ILLEGIBLE
Title:	Pres.	Title:	Pres.
Date:	3-19-04 Time: 1:30 PM	Date:	3/19/04 Time: 3:00 PM

Tenant’s initials	Landlord’s initials

Approved For members’ use in Kansas and Missouri by Legal Counsol of the Kansas City Regional Association of Realtors® Copyright© July 2003 KCRAR All rights reserved.	AGENCY DISCLOSURE ADDENDUM

SELLER/LANDLORD:	Livers, LLC, a Missouri Limited Liability Company

BUYER/TENANT:	Primus Corporation, a Missouri Corporation

PROPERTY:	4231 E. 75th Terraco, Kansas City, Missouri

THE FOLLOWING DISCLOSURE IS MADE IN COMPLIANCE WITH MISSOURI AND KANSAS REAL ESTATE LAWS AND RULES AND REGULATIONS. APPLICABLE SECTIONS BELOW MUST BE CHECKED & COMPLETED FOR BOTH SELLER/LANDLORD & BUYER/TENANT.

Sollor/Landlord and Buyer/Tenant acknowledge that the real estate licensee involved in this transaction may be acting as agents of the Seller/Landlord, agents of the Buyer/Tenant, Transaction Brokers or Disclosed Dual Agents (Available only in Missouri). Licensees acting as an agent of the Seller/Landlord have a duty to represent the Seller’s/Landlord’s interest and will not be the agent of the Buyer/Tenant. INFORMATION GIVEN BY THE BUYER/TENANT TO A LICENSEE ACTING AS AN AGENT OF THE SELLER/LANDLORD WILL BE DISCLOSED TO THE SELLER/LANDLORD. Licensees acting as an agent of the Buyer/Tenant have a duty to represent the Buyer’s/Tenant’s interest and will not be an agent of the Seller/Landlord. INFORMATION GIVEN BY THE SELLER/LANDLORD TO A LICENSEE ACTING AS AN AGENT OF THE BUYER/TENANT WILL BE DISCLOSED TO THE BUYER/TENANT. LICENSEES ACTING IN THE CAPACITY OF A TRANSACTION BROKER ARE NOT AGENTS FOR EITHER PARTY AND DO NOT ADVOCATE THE INTERESTS OF EITHER PARTY. LICENSEES ACTING AS DISCLOSED DUAL AGENTS (available In Missouri only) ARE ACTING AS AGENTS FOR BOTH THE SELLER/LANDLORD AND THE BUYER/TENANT, and when acting as a Disclosed Oual Agent, a separate Dual Agency Disclosure Addendum is required. SELLER/LANDLORD AND BUYER/TENANT HEREBY ACKNOWLEDGE THAT THE REAL ESTATE BROKERAGE RELATIONSHIPS BROCHURE HAS BEEN FURNISHED TO THEM, AND THAT THE BROKERAGE RELATIONSHIPS WERE DISCLOSED TO THEM OR THEIR RESPECTIVE AGENTS AND/OR TRANSACTION BROKERS NO LATER THAN THE FIRST SHOWING, UPON FIRST CONTACT, OR IMMEDIATELY UPON THE OCCURRENCE OF ANY CHANGE TO THAT RELATIONSHIP.

SELLER/LANDLORD AND BUYER/TENANT CONFIRMATION OF BROKERAGE AGENCY RELATIONSHIPS:

A.	Listing Licensee is functioning as:

☒	Seller’s/Landlord’s Agent

☐	Designated Seller’s/Landlord’s Agent (In Kansas, Supervising Broker acts as a Transaction Broker)

☐	Disclosed Dual Agent, and SELLER/LANDLORD agree, if applicable, to sign a Disclosed Dual Agency Agreement. (Missouri Only)

☐	Transaction Broker and SELLER/LANDLORD agrees, if applicable, to sign a Transaction Broker Agreement. Seller/ Landlord is not being represented.

☐	SELLER/LANDLORD is not being represented.

B. Selling Licensee is functioning as:

☐	Buyer’s/Tenant’s Agent

☐	Seller’s/Landlord’s Agent

☐	Designated BUYER’S/TENANT’S Agent (In Kansas, Supervising Broker acts as a Transaction Broker)

☐	Designated Seller’s/Landlord’s Agent in Buyer’s/Tenant’s Purchase of the Property (In Kansas, Supervising Broker acts as a Transaction Broker)

☐	Disclosed Dual Agent, and BUYER/TENANT agree, if applicable, to sign a Disclosed Dual Agency Agreement (MO Only)

☐	Subagent

☐	Transaction Broker and BUYER/TENANT agrees, if applicable, to sign a Transaction Broker Agreement. Buyer/Tenant is not being represented.

☒	BUYER/TENANT is not being represented.

PAYMENT OF COMMISSION:

All brokerage fees, to include but not limited to broker commissions, broker administrative commissions and other fees shall be paid out of escrow at Closing as described in the terms of the respective agency agreements or other Seller/Buyer agreements. Sellers/Landlords and Buyers/Tenants understand and agree that Broker may be compensated by more than one party in the transaction.

CAREFULLY READ THE TERMS HEREOF BEFORE SIGNING. WHEN SIGNED BY ALL PARTIES, THIS DOCUMENT BECOMES PART OF A LEGALLY BINDING CONTRACT.

IF NOT UNDERSTOOD, CONSULT AN ATTORNEY BEFORE SIGNING.

Licensees also hereby certify that they are licensed to sell real estate in the state in which the Property is located.

ILLEGIBLE 3-19-04	ILLEGIBLE 3-19-04
SELLER/LANDLORD DATE	BUYER/TENANT DATE

SELLER/LANDLORD DATE	BUYER/TENANT DATE

ILLEGIBLE 3-19-04
LICENSEE ASSISTING SELLER/LANDLORD DATE	LICENSEE ASSISTING BUYER/TENANT DATE

First Amendment to Base Lease

This First Amendment to Base Lease (“Amendment”) is dated as of April 6, 2009. by and between Livers LLC. (‘‘Landlord”) and Trinity Biotech, dba Primus Inc. (“Tenant”).

Recitals

A.	Landlord and Tenant entered into that certain lease dated March 19, 2004, the “Base Lease” and as hereafter amended from time to time. The terms set forth herein and not otherwise defined shall have the same definitions as set forth in the Base Lease.

B.	Landlord and Tenant desire to modify and amend certain provisions of the Base Lease, all as specifically set forth herein.

Option to Extend Term

1.	Tenant shall have a one-year option for a period beginning July 1, 2009 and ending May 31, 2010 to extend the term of the lease on the same terms and conditions of the Base Lease. The rate shall remain at $8,364.58 per month through this First Amendment. Real Estate taxes as noted in Paragraph 23 of the Base Lease remain unchanged.

2.	Tenant shall have four (4) one-year Amendment options thereafter to renew the lease under the same terms and conditions as in the Base Lease. Notice of intent to renew as noted in the Base Lease remains unchanged.

3.	In the event the balance of the Amendment options as noted in (2) above are not exercised, the Tenant shall pay Landlord $25,000 due upon written notice of termination.

Alterations and Improvements Wording Amendment

1.	Landlord proposes new language to Amend Base Contract as follows:

All work done by Tenant or its contractors shall be done in a first-class, workmanlike manner, using only high quality grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies. All alterations, improvements and additions to the Leased Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant shall become Landlord’s property at the termination of this Lease and shall (unless Landlord requests their removal, which shall be done by Tenant in such a manner that the repair and restoration of the Leased Premises is made so that its condition is the same as it was prior to such alterations, improvements and additions) be relinquished to landlord in good condition, ordinary wear and tear excepted.

LANDLORD	TENANT

LIVERS, LLC	TRINlTY BIOTECH dba PRIMUS
CORPORATION

By:	ILLEGIBLE	By:	ILLEGIBLE
Title:	President	Title:	ILLEGIBLE
Date:	4-6-09 Time 3:10 pm	Time:	4-7-09 Time 10:30 am

Second Amendment to Base Lease

This Second Amendment to Base Lease (“Amendment”) is dated as of December 8, 2009, by and between Livers LLC, (“Landlord”) and Trinity Biotech, dba Primus Inc. (“Tenant”).

Recitals

A.	Landlord and Tenant entered into that certain lease dated March 19, 2004, the “Base Lease” and as hereafter amended from time to time. The terms set forth herein and not otherwise defined shall have the same definitions as set forth in the Base Lease.

B.	Landlord and Tenant desire to modify and amend certain provisions of the Base Lease, all as specifically set forth herein.

Option to Extend Term

1.	Tenant shall have a one-year option for a period beginning July 1, 2010 and ending June 30, 2011 to extend the term of the lease on the same terms and conditions of the Base Lease. The rate shall remain at $8,364.58 per month through this First Amendment. Real Estate taxes as noted in Paragraph 23 of the Base Lease remain unchanged. This lease shall automatically renew for one year unless Livers LLC is given a written 6 month prior notification to terminate the lease.

2.	Tenant shall have four (3) one-year Amendment options thereafter to renew the lease under the same terms and conditions as in the Base Lease. Notice of intent to renew as noted in the Base Lease remains unchanged.

3.	In the event the balance of the Amendment options as noted in (2) above are not exercised, the Tenant shall pay Landlord $25,000 due upon written notice of termination.

Alterations and Improvements Wording Amendment

1.	Landlord proposes new language to Amend Base Contract as follows:

All work done by Tenant or its contractors shall be done in a first-class, workmanlike manner, using only high quality grades of materials and shall comply with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental departments or agencies. All alterations, improvements and additions to the Leased Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant shall become Landlord’s property at the termination of this Lease and shall (unless Landlord requests their removal, which shall be done by Tenant in such a manner that the repair and restoration of the Leased Premises is made so that its condition is the same as it was prior to such alterations, improvements and additions) be relinquished to landlord in good condition, ordinary wear and tear excepted.

LANDLORD	TENANT

LIVERS, LLC	TRINlTY BIOTECH dba PRIMUS
CORPORATION

By:	ILLEGIBLE	By:	ILLEGIBLE
Title:	Manager	Title:	ILLEGIBLE
Date:	8-26-10 Time:	Time:	8-26-10 Time:

THIRD AMENDMENT TO BASE LEASE

THIS THIRD AMENDMENT TO BASE LEASE (“Agreement”) is made this 9 th day of May 2014, between Livers, LLC (“Landlord”) and Primus Corporation, a Missouri corporation d/b/a Trinity Biotech (“Tenant”).

RECITALS

A. Pursuant to that certain Commercial And Industrial Lease Agreement dated March 19, 2004, as amended by First Amendment To Base Lease dated April 6, 2009 and Second Amendment to Base Lease dated December 8, 2009 (collectively, the “Lease”), Landlord demised to Tenant and Tenant leased from Landlord certain premises (the “Premises”) that are more particularly described in the Lease and commonly known as 4231 E. 75th Terrace in Kansas City, Missouri.

B. Landlord and Tenant desire to extend the term of the Lease and otherwise modify the Lease in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the legal sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Extension of Lease Term. Notwithstanding anything to the contrary contained in the Lease, effective retroactively as of November 1, 2013, the term of the Lease is hereby extended for a period of three years commencing on November, 1, 2013 and ending on October 31, 2016 (the “Extended Term”), on the same terms and conditions set forth in the Lease, as amended by this Agreement.

2. Option Period. Section 40 of the Lease and any other provisions of the Lease or any other correspondence between the parties that provide any right or option to Tenant to extend or renew the Lease are hereby deleted in their entirety. Provided that Tenant is not in default under the Lease, as herein amended, Tenant shall have the option to extend the Extended Term for the three year period commencing on November 1, 2016 and ending October 31, 2019 (the “Second Extended Term”), on the same terms and conditions set forth in the Lease, as amended by this Agreement. If Tenant shall so elect, it must do so by delivering written notice to Landlord exercising such option on or before March 31, 2016. If Tenant shall timely deliver the foregoing notice to Landlord on or before March 31, 2016, then the Lease shall be extended for the Second Extended Term. If the Landlord has not received the foregoing option notice from Tenant by March 31, 2016, then the Landlord may send a written notice to Tenant reminding them of their right to extend or terminate the Lease for the Second Extended Term. If the Tenant does not respond in writing within 30 days of receipt of this reminder notice from Landlord, then the Lease shall continue in full force and effect throughout the entire Second Extended Term.

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3. Rent. Notwithstanding anything to the contrary contained in the Lease, (A) throughout the Extended Term, Tenant shall pay to Landlord, as rent, the sum of $8,364.58 per month throughout the period from November 1, 2013 through June 30, 2015, and $8,929.19 per month throughout the period from July 1, 2015 throughout the remainder of the Extended Term, and (B) throughout the Second Extended Term, if applicable, Tenant shall pay to Landlord, as rent, the sum of $9,130.10 per month, all in the manner prescribed in the Lease.

4. Repairs. Section 12 of the Lease is hereby amended by adding the following new sentence to the end of Section 12: “All installations and replacements made by Tenant (but excluding any maintenance or repair work that does not include replacement items or new installations) shall be made using new, high quality commercial grades of materials, installed in a first class workmanlike manner, in compliance with all insurance requirements and in accordance with all applicable laws, codes and requirements of governmental authorities. Tenant shall provide Landlord with written notice prior to replacing any component of the Premises and permit Landlord to inspect such replacement work.”

5. Alterations. Section 18 of the Lease (Alterations) and the paragraphs captioned “Alterations and Improvements Wording Amendment” in the First Amendment to Base Lease and Second Amendment to Base Lease are hereby deleted in their entirety and replaced with the following new Section 18 to the Lease:

“18. ALTERATIONS. Tenant shall not make or permit any alterations, additions or improvements in the Premises without first submitting to Landlord plans and specifications therefor and obtaining Landlord’s written approval thereof, which will not be unreasonably withheld. Subject to the preceding sentence, Tenant may install air-conditioning, back up power supplies, and plumbing improvements at its own expense. All alterations, additions or improvements made by Tenant shall be made using new, high quality commercial grades of materials, in a first class workmanlike manner, in compliance with all insurance requirements and in accordance with all applicable laws, codes and requirements of governmental authorities and the plans and specifications therefor approved in writing by Landlord. All alterations, additions and improvements to the Premises made or paid for by Landlord or Tenant shall become a part of the Premises and shall be surrendered to and owned by Landlord at the expiration of the Lease without any charge; provided, however, that Tenant shall, if Landlord requests, remove any such alterations, additions or improvements prior to the expiration or termination of the Lease in such a manner that the repair and restoration of the Premises is made so that its condition is the same as it was prior to such alteration, addition, or improvement. In all events, the Tenant shall surrender possession of the Premises and the alterations, additions and improvements that Landlord elects to retain in good condition, ordinary wear and tear excepted.”

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6. Landlord’s Work. Notwithstanding anything within the Lease to the contrary, in consideration of the extension of the term of the Lease as provided herein, Landlord agrees to perform the following work (“Landlord’s Work”) at Landlord’s cost without reimbursement by Tenant:

South Gravel Lot: Re-grade existing 13,400sf lot, furnish and install 2” overlay of AB3 rock/gravel; grade, furnish and install new 2,642sf “lay down” gravel pad (between existing gravel lot and receiving area concrete pad to its south edge) with 4” depth AB3 rock/gravel; machine compact both existing and new areas with grading equipment, and install temporary “indicator” striping.

Landlord shall perform Landlord’s Work in accordance with a schedule agreed upon by Landlord and Tenant (with the understanding such schedule will provide for the completion of Landlord’s Work not later than September 30, 2014).

7. Tenant’s Work. Tenant acknowledges and agrees that it is responsible under the terms of the Lease to perform the work and maintenance items described below (“Tenant’s Work”). With respect to the work specifically described below, Landlord agrees to perform such work at Tenant’s expense as set forth below. Landlord does not assume any obligation or liability to perform any other work, maintenance or other obligations of Tenant under the Lease, nor does Landlord relieve or release Tenant from performing the same. Each component of Tenant’s Work will be performed by Landlord during the calendar year indicated in each component (pursuant to a mutually agreed upon schedule, but in no event later than September 30th). Upon completion of each component of Tenant’s Work, Tenant shall pay to Landlord the applicable amount described for each component of Tenant’s Work within 15 days after Landlord’s written request therefor. Tenant agrees that the amounts set forth for each component of Tenant’s Work below are agreed to amounts and Tenant shall pay the stated amounts as required hereunder.

Parking Area.

a)	North Asphalt Lot—Prepare existing surface, overlay with new asphalt and restripe parking spaces:

2014	$11,495

bi-annual maintenance including sealant application and restriping:

2016	$2,299
2018	$2,577

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b)	South Asphalt Lot—Resurface deteriorated 12’ x 18’ area, cold patch certain other areas, apply sealant and restripe entire “L” shaped area:

2014	$5,280

bi-annual maintenance including sealant application and restriping:

2015	$3,025
2017	$3,388
2019	$3,660

c)	South Gravel Lot—annual grading maintenance with new rock not to exceed 27 tons/year:

2015	$1,536
2016	$1,628
2017	$1,727
2018	$1,830
2019	$1,940

Dock Drive Apron. Remove the existing concrete slab on grade and replace it with a new 8” concrete drive (east of the two dock doors to the street), and repair the deteriorated asphalt street approach adjacent to such new concrete drive

2014*	$24,668

*	Landlord shall perform the Dock Drive Apron work in accordance with a schedule agreed upon by Landlord and Tenant (with the understanding such schedule will provide for the completion of such work not later than September 30, 2014).

Notwithstanding the foregoing, if Tenant shall deliver to Landlord its notice that waives and nullifies the Second Extended Term by March 31, 2016, then Tenant shall not be required to pay for (and Landlord shall not be required to perform) any of the foregoing components of work that are scheduled to be performed during the 2017, 2018 and 2019 calendar years.

Tenant has proposed to Landlord its concept for constructing a new lab area within the Premises and Landlord does not object to such concept plan, provided, however, that all alterations required in connection therewith shall be subject to Landlord’s prior written approval of Tenant’s plans and specifications for such improvements and Tenant’s compliance with the terms and conditions set forth in Section 18 of the Lease (as amended herein) and other applicable terms of the Lease.

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8. Brokers. Section 29 of the Lease is hereby deleted in its entirety. Tenant represents and warrants to Landlord that it has had no dealings with any broker or agent in connection with this Agreement, EXCEPT M. DiCarlo llc, as Landlord’s agent (whose commission shall be paid by Landlord), and Tenant agrees to indemnify and hold Landlord harmless from and against any and all claims, liabilities or expenses (including reasonable attorney’s fees) imposed upon, asserted or incurred by Landlord as a consequence of any breach of this representation.

9. Successors and Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Lease, as herein amended, shall remain in full force and affect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Landlord:	Livers, LLC

	By:	/s/ Richard Livers Jr.
(Sign)
	Name:	Richard Livers Jr.
(Print)
	Title:	Manager of

Tenant:	Primus Corporation, a Missouri corporation d/b/a Trinity Biotech

	By:	/s/ Steven Schaefers
(Sign)
	Name:	Steven Schaefers
(Print)
	Title:	Director of Site Operations

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Approved for members’ use in Kansas and Missouri by Legal Counsel of the Kansas City Regional Association of REALTORS® Copyright© July 2003 KCRAR. All rights reserved.	AGENCY DISCLOSURE ADDENDUM

SELLER/LANDLORD: Livers, LLC, a Missouri Limited Liability Company

BUYER/TENANT: Primus Corporation, a Missouri Corporation, d/b/a Trinity Biotech

PROPERTY: 4231 East 75th Terrace, Kansas City, MO 64132

THE FOLLOWING DISCLOSURE IS MADE IN COMPLIANCE WITH MISSOURI AND KANSAS REAL ESTATE LAWS AND RULES AND REGULATIONS. APPLICABLE SECTIONS BELOW MUST BE CHECKED & COMPLETED FOR BOTH SELLER/LANDLORD & BUYERITENANT.

Seller/Landlord and BuyerlTenant acknowledge that the real estate licensee involved in this transaction may be acting as agents of the Seller/Landlord, agents of the BuyerlTenant, Transaction Brokers or Disclosed Dual Agents (Available only in Missouri). Licensees acting as an agent of the Seller/Landlord have a duty to represent the Seller’s/Landlord’s interest and will not be the agent of the Buyer/Tenant. INFORMATION GIVEN BY THE BUYER/TENANT TO A LICENSEE ACTING AS AN AGENT OF THE SELLER/LANDLORD WILL BE DISCLOSED TO THE SELLER/LANDLORD. Licensees acting as an agent of the Buyer/Tenant have a duty to represent the Buyer’s/Tenant’s interest and will not be an agent of the Seller/Landlord. INFORMATION GIVEN BY THE SELLER/LANDLORD TO A LICENSEE ACTING AS AN AGENT OF THE BUYER/TENANT WILL BE DISCLOSED TO THE BUYER/TENANT. LICENSEES ACTING IN THE CAPACITY OF A TRANSACTION BROKER ARE NOT AGENTS FOR EITHER PARTY AND DO NOT ADVOCATE THE INTERESTS OF EITHER PARTY. LICENSEES ACTING AS DISCLOSED DUAL AGENTS (available in Missouri only) ARE ACTING AS AGENTS FOR BOTH THE SELLER/LANDLORD AND THE BUYER/TENANT, and when acting as a Disclosed Dual Agent, a separate Dual Agency Disclosure Addendum is required. SELLER/LANDLORD AND BUYER/TENANT HEREBY ACKNOWLEDGE THAT THE REAL ESTATE BROKERAGE RELATIONSHIPS BROCHURE HAS BEEN FURNISHED TO THEM, AND THAT THE BROKERAGE RELATIONSHIPS WERE DISCLOSED TO THEM OR THEIR RESPECTIVE AGENTS AND/OR TRANSACTION BROKERS NO LATER THAN THE FIRST SHOWING, UPON FIRST CONTACT, OR IMMEDIATELY UPON THE OCCURRENCE OF ANY CHANGE TO THAT RELATIONSHIP.

SELLER/LANDLORD AND BUYER/TENANT CONFIRMATION OF BROKERAGE AGENCY RELATIONSHIPS:

A.	Listing Licensee is functioning as:

☒	Seller’s/Landlord’s Agent

☐	Designated Sellers/Landlord’s Agent (In Kansas, Supervising Broker acts as a Transaction Broker)

☐	Disclosed Dual Agent, and SELLER/LANDLORD agree, if applicable, to sign a Disclosed Dual Agency Agreement. (Missouri Only)

☐	Transaction Broker and SELLER/LANDLORD agrees, if applicable, to sign a Transaction Broker Agreement. Seller/Landlord is not being represented.

☐	SELLER/LANDLORD is not being represented.

B.	Selling Licensee is functioning as:

☐	Buyer’s/Tenant’s Agent

☐	Seller’s/Landlord’s Agent

☐	Designated BUYER’S/TENANT’S Agent (In Kansas, Supervising Broker acts as a Transaction Broker)

☐	Designated Seller’s/Landlord’s Agent in Buyer’s/Tenant’s Purchase of the Property (In Kansas, Supervising Broker acts as a Transaction Broker)

☐	Disclosed Dual Agent, and BUYER/TENANT agree, if applicable, to sign a Disclosed Dual Agency Agreement (MO Only)

☐	Subagent

☐	Transaction Broker and BUYER/TENANT agrees, if applicable, to sign a Transaction Broker Agreement. Buyer/Tenant is not being represented.

☒	BUYER/TENANT is not being represented.

PAYMENT OF COMMISSION:

All brokerage fees, to include but not limited to broker commissions, broker administrative commissions and other fees shall be paid out of escrow at Closing as described in the terms of the respective agency agreements or other Seller/Buyer agreements. Sellers/Landlords and Buyers/Tenants understand and agree that Broker may be compensated by more than one party in the transaction.

CAREFULLY READ THE TERMS HEREOF BEFORE SIGNING. WHEN SIGNED BY ALL PARTIES, THIS DOCUMENT

BECOMES PART OF A LEGALLY BINDING CONTRACT.

IF NOT UNDERSTOOD, CONSULT AN ATTORNEY BEFORE SIGNING.

Licensees also hereby certify that they are licensed to sell real estate in the state in which the Property is located.

ILLEGIBLE	5-9-14	ILLEGIBLE	5-8-14
SELLER/LANDLORD	DATE	BUYER/TENANT	DATE

_
SELLER/LANDLORD	DATE	BUYER/TENANT	DATE

LICENSEE ASSISTING SELLER/LANDLORD	DATE	LICENSEE ASSISTING BUYER/TENANT	DATE